June 20, 2005

Mail Stop 0407

Via U.S. Mail and Fax (703-455-8519)

Mr. Phillip Trigg
Treasurer
Next Generation Media Corp.
7644 Dynatech Court
Springfield, VA 22153


	RE:	Next Generation Media Corp.
      Form 10-KSB for the Year ended December 31, 2004
		Filed April 1, 2005
		File No. 002-74785-B

Dear Mr. Trigg:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director




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